Exhibit 99.1

Occam Networks to Present at the Thomas Weisel Partners

Technology Conference

SANTA BARBARA, Calif., February 5, 2007– Occam Networks® Inc. (NASDAQ: OCNW), a leading supplier of innovative Ethernet and IP-based loop carrier equipment to telecommunications companies, today announced that Occam president and CEO, Bob Howard-Anderson and CFO Christopher Farrell will present at the Thomas Weisel Partners Technology Conference. The conference is being held at the Fairmont Hotel in San Francisco, Occam will present on February 6, 2007 at 9:45 a.m. PST. The presentation will provide an overview of the company’s business, strategy and growth potential to institutional investors. A webcast of the presentation will be broadcast live and will be available for 30 days after the event at http://www.veracast.com/webcasts/twp/tech07/76204547.cfm. A link to the presentation and the presentation materials will also be available on Occam’s website (http:www.occamnetworks.com) at the time of the presentation and for 30 days after the event.

Thomas Weisel Partners is an investment bank specializing in the growth sectors of the economy including the technology, healthcare and consumer sectors. Their value-added Investment Banking, Institutional Brokerage, and Equity Research groups focus on servicing U.S. and international emerging growth companies and institutional investors. Thomas Weisel Partners is headquartered in San Francisco with additional offices in New York, Boston, Menlo Park and London.

About Occam Networks Inc.

Occam Networks’ broadband loop carrier (BLC) solutions enable telecommunications and other service providers to offer the voice, video, and data, or Triple Play, services over both copper and fiber optic networks. Occam solutions give telco service providers flexibility and scalability to continuously expand their offerings, with simplicity of service deployment. Occam’s BLC products and services are currently deployed at over 200 service providers in North America. For more information, please visit www.occamnetworks.com.

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Contact:

Tim Johnson	Kirsten McGregor
Stearns Johnson Communications	Occam Networks
1-415-397-7600	1-805-692-2917
tjohnson@stearnsjohnson.com	kmcgregor@occamnetworks.com

Occam Networks and Occam BLC 6000 are either registered trademarks or trademarks of Occam Networks Inc. in the United States and/or other countries.